Exhibit 10.6

EMPLOYMENT AGREEMENT
THIS AGREEMENT, made as of August 31, 2012, (the “Effective Date”) between Caesars Interactive Entertainment, Inc., with offices at One Caesars Palace Drive, Las Vegas, Nevada (the “Company”), and Mitch Garber (“Executive”).
The Company and Executive agree as follows:
1.Introductory Statement. The Company desires to secure the services of Executive effective on the Effective Date. This Agreement supersedes any and all previous employment agreement(s) (the “Prior Employment Agreement/s”).
The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, subject to the terms and conditions of this Agreement (the “Employment”), for a period beginning on the Effective Date and ending on the fourth anniversary thereof (the “Initial Term”); provided that, on the fourth anniversary of the Effective Date and each anniversary of the Effective Date thereafter, the Employment period shall be extended by one year unless, at least six (6) months prior to such anniversary, the Company or Executive delivers a written notice (a “Notice of Non-Renewal”) to the other party that the Employment period shall not be so extended (the Initial Term as from time to time extended or renewed being the “Employment Term”).
2.    Agreement of Employment. Effective as of the Effective Date, the Company agrees to, and hereby does, employ Executive, and Executive agrees to, and hereby does, accept continued employment by the Company, in a full-time capacity as Chief Executive Officer of Caesars Interactive Entertainment, Inc. Executive shall report to the Company’s Board of Directors (the “Board”), and shall be subject to the control of the Board as well as any individual or individuals the Board determines Executive shall report to, at the Board’s sole discretion.
3.    Executive’s Obligations. During the period of his or her service under this Agreement, Executive shall devote substantially all of his or her time and energy during business hours to the benefit of the Company's business. Executive agrees to serve the Company diligently and to the best of his or her ability, and to follow the policies and directions of the Company.
Executive represents and warrants that he or she is not subject to any employment, severance, non-competition or other similar arrangement with any other employer or former employer, and Executive agrees and covenants that the execution of this Agreement by Executive does not violate, conflict with, result in a breach or require any consent, waiver or approval of any contract, arrangement or other agreement that Executive is a party to or by which Executive is bound.
4.    Compensation.
4.1    Base Salary. As compensation for all services performed by Executive under and during the Employment Term, the Company shall pay to Executive a base salary at the rate of

CDN $447,800.00 per year, in equal bi-weekly installments in accordance with its customary payroll practices. Such base salary, as may be increased from time to time at the Company’s sole discretion, is hereafter referred to as the “Base Salary.” All payments will be subject to Executive’s chosen benefit deductions and the deductions of payroll taxes and similar assessments as required by law.
4.2    Bonus. Executive will participate in the Company’s annual incentive bonus program(s) applicable to Executive’s position, in accordance with the terms of such program(s), and shall have the opportunity to earn an annual bonus thereunder based on the achievement of performance objectives determined by the Board.
If Executive dies or resigns pursuant to this Agreement or pursuant to any other agreement between the Company and Executive providing for such resignation during the period of this Agreement, service for any part of the month in which any such event occurs shall be considered service for the entire month.
5.    Equity Award. Executive is eligible for the grant of options or other equity awards pursuant to any Company plans in place. All grants of options or other equity awards, if any, are subject to the review and approval of the Board (the “Board”) or the Human Resources Committee of the Board, and Executive acknowledges and agrees that Executive has no right to the grant of any options or other equity awards. This provision is not intended to affect or limit in any way any equity awards Executive has received prior to Executive’s execution of this Agreement.
6.    Benefits. During the Employment Term, except as otherwise provided herein, Executive shall be entitled to participate in any and all incentive compensation and bonus arrangements maintained by the Company for its similarly-situated employees and to receive benefits and perquisites at least as favorable to Executive as those presently provided to Executive by the Company.
6.1    Health Insurance. Executive will receive the regular group health plan coverage(s) provided to similarly situated employees, which coverage(s) may be subject to generally applicable changes during the Employment Term, provided that such changes are generally applicable to similarly situated employees. Executive will be required to contribute to the cost of the basic plan in the same manner as other similarly situated officers. Executive will receive coverage under no less favorable a health plan than other similarly situated employees.
6.2    Long Term Disability Benefits. Executive will be eligible to receive long term disability coverage paid by the Company in accordance with the terms of the Company’s policies.
6.3    Life Insurance. Executive will receive life insurance paid by the Company in accordance with the terms of the Company’s policies as in effect from time to time, which policies may be subject to changes during the Employment Term, provided that such changes are generally applicable to similarly situated employees.
6.4    Retirement Plan. Executive will also be eligible during the Employment Term to participate in any retirement plan maintained by the Company and generally applicable to

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similarly situated employees. In addition, Executive will also be eligible during the Employment Term to participate in the Company’s deferred compensation plan, as may be modified or changed from time to time, in the same manner as other similarly situated employees or officers of the Company.
6.5    Financial Counseling. During the Employment Term, Executive will also receive financial counseling in accordance with the terms of the Company’s policies as in effect from time to time, which policies may be subject to changes during the Employment Term, provided that such changes are generally applicable to similarly situated employees.
6.6    Vacation. Executive will be entitled to paid vacation in accordance with the terms of the Company’s policies.
6.7    Reimbursement of Expenses. The Company shall pay, or will reimburse Executive for, reasonable business expenses incurred in the performance of Executive’s duties hereunder in accordance with Company policy.
6.8    D&O Insurance. The Company shall provide Executive with Director’s and Officer’s indemnification insurance coverage, in amount and scope that is customary for a company of the Company’s size and nature, in accordance with the terms of the Company’s policies as in effect from time to time, which policies may be subject to changes during the Employment Term, provided that such changes are generally applicable to similarly situated officers.
7.    Termination of Employment. The following provisions shall govern Executive’s rights to separation benefits (if any) upon a termination of the Employment.
7.1    Termination Without Cause; Resignation for Good Reason.
(a)    The Company reserves the right to terminate the Executive’s Employment without Cause at any time.
(b)    Executive reserves the right to terminate his Employment for Good Reason (as defined in Section 9.2 herein) by giving the Company thirty (30) days written notice which states the basis for such Good Reason. As such, the Company, in its sole discretion, shall have the right to renounce and waive the benefit of part and or of the totality of any such notice and the Executive will not be entitled to any indemnity or damages of any nature whatsoever.
(c)    Upon (i) the Company’s termination of the Employment without Cause, or (ii) Executive’s resignation from Employment for Good Reason as described in Section 7.1(b) above:
(i)    The Company shall pay Executive, within 30 days following his termination of Employment, Executive’s accrued but unused vacation, unreimbursed business expenses and Base Salary through the date of termination (to the extent not theretofore paid) (the “Payments Owed”);

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(ii)    Subject to Executive executing and not revoking a release in the form provided by the Company, the Company will pay Executive: in approximately equal installments during the twelve (12) month period following the date of termination of Employment (the “Separation Period”), a cash separation payment in an amount equal to 1.0 multiplied by his or her monthly Base Salary as in effect on the date of termination (the “Separation Payment”). If applicable, Executive will be entitled to receive the benefits set forth on Exhibit A hereto during the Separation Period. The installments of the Separation Payment will be paid to Executive in accordance with the Company’s customary payroll practices, and will commence on the first payroll date following the termination of the Employment; and
(iii)    Executive’s options or other equity awards will be treated in accordance with the terms of the applicable plans.
(d)    If Executive violates any provision contained in Sections 10 or 11 of this Agreement, the Separation Payment shall cease, and all benefits will cease unless continuation of such benefit(s) is required by law.
(e)    Except as otherwise provided in this Agreement, and except for any vested benefits under any tax qualified pension plans of the Company and vested deferred compensation under any applicable deferred compensation plans, and continuation of health insurance benefits on the terms and to the extent required by law, neither the Company nor Executive shall have any additional obligations under this Agreement.
7.2    Termination for Cause; Resignation Without Good Reason.
(a)    The Company will have the right to terminate the Employment at any time for Cause (as defined in Section 9.1 herein). A resignation by Executive without Good Reason shall not be a breach of this Agreement.
(b)    If Executive’s Employment is terminated for Cause, or if the Executive resigns from Employment without Good Reason, then: (i) Executive’s Employment shall be deemed terminated on the date of such termination or resignation; (ii) Executive shall be entitled to receive all Payments Owed from the Company within thirty (30) days following such termination; and (iii) the Executive’s rights with respect to his or her options and equity awards will be as set forth in the applicable plans.
(c)    As further set forth in Section 10.1 below, in the event of Executive’s Employment being terminated for cause, or Executive’s resignation without good reason, Executive may not engage in competitive activity for a period of six (6) months after the date of Executive’s separation of Employment.
(d)    Except as otherwise provided in this Agreement, and except for any vested benefits under any tax qualified pension plans of the Company and vested deferred compensation under any applicable deferred compensation plans, and continuation of other applicable benefits, if any, on the terms and to the extent required by law, neither the Company nor Executive shall have any additional obligations under this Agreement.

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7.3    Notice of Non-Renewal.
(a)    If Executive’s Employment terminates as a result of the Company’s delivery to Executive of a Notice of Non-Renewal, as set forth in Section 1 of this Agreement, then, commencing on the date Executive’s employment terminates subsequent to the termination of the Initial Term or the Employment Term, Executive will be entitled to the Payments Owed and the Separation Payment set forth in Section 7.1 of this Agreement and, if applicable, Executive will be entitled to receive the benefits set forth on Exhibit A hereto during the Separation Period.
(b)    Executive's options or other equity awards will be treated in accordance with the terms of the applicable plans.
(c)    If Executive violates any provision contained in Sections 10 or 11 of this Agreement, the Separation Payment shall cease, and all benefits will cease unless continuation of such benefit(s) is required by law.
(d)    Except as otherwise provided in this Agreement, and except for any vested benefits under any tax qualified pension plans of the Company and vested deferred compensation under any applicable deferred compensation plans, and continuation of other applicable benefits, if any, on the terms and to the extent required by law, neither the Company nor Executive shall have any additional obligations under this Agreement
7.4    Death.
(a)    In the event that the Employment is terminated due to his or her death, (i) Executive’s right to receive his or her Base Salary and benefits under this Agreement (other than the Payments Owed) will terminate, and his or her estate and beneficiary(ies) will receive the benefits they are entitled to receive under the terms of the Company’s benefit plans and programs by reason of a participant’s death during active Employment, (ii) Executive’s estate shall be entitled to receive all Payments Owed from the Company within thirty (30) days following such termination and (iii) Executive’s options and equity awards will be treated in accordance with the terms of the applicable plans. For the avoidance of doubt, Executive’s estate shall be an express third party beneficiary of this provision, with the right to enforce the provision for and on behalf of Executive’s beneficiary(ies).
(b)    If Executive dies at a time when the Company owes Executive any Separation Payment(s) pursuant to Section 7.1(b), the Company shall pay such remaining Separation Payment(s) in a lump sum to Executive’s estate.
(c)    Except as otherwise provided in this Agreement, and except for any vested benefits under any tax qualified pension plans of the Company and vested deferred compensation under any applicable deferred compensation plans, and continuation of other applicable benefits, if any, on the terms and to the extent required by law, neither the Company nor Executive shall have any additional obligations under this Agreement.

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8.    Voluntary Termination Notice Period. The Executive may terminate his or her Employment at any time for any or no reason during the Initial Term or the Employment Term upon thirty (30) days’ prior written notice to the Company.
9.    Definitions of Cause and Good Reason.
9.1    (a) For purposes of this Agreement, “Cause” shall mean, without limitation:
(i)    The failure of Executive to substantially perform Executive’s duties with the Company (as described in Section 2 and Section 3), or to comply with the policies and procedures of the Company (as determined in the sole discretion of the Company), or to follow a lawful, reasonable directive from Executive’s direct or indirect supervisors or such other executive officer to whom Executive reports;
(ii)    Any willful act of fraud, embezzlement, theft, or dishonesty by Executive, in each case, in connection with Executive’s duties hereunder or in the course of the Employment hereunder, or any violation of any provision of Company’s Employee Handbook or other Company policies or procedures;
(iii)    Executive being found unsuitable for or having a gaming license denied or revoked by the gaming regulatory authorities in any jurisdiction in which the Company or Caesars Entertainment Corporation, or any of their respective subsidiaries or affiliates conducts gaming operations;
(iv)    (A) Executive’s willful and material violation of, or non-compliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes-Oxley Act of 2002, provided that such violation or noncompliance resulted in material economic harm to the Company, or (B) a final judicial order or determination prohibiting Executive from service as an officer pursuant to the Securities and Exchange Act of 1934 or the rules of the New York Stock Exchange or NASDAQ; or
(v)    A breach by Executive of Section 10 or Section 11 of this Agreement.
9.2    For purposes of this Agreement, “Good Reason” shall mean, without Executive’s express written consent, the occurrence of any of the following circumstances, without limitation, unless such circumstances are fully corrected prior to the date of termination specified in the written notice given by Executive notifying the Company of his or her intention to terminate the Employment for Good Reason:
(d)    A reduction by the Company in Executive’s annual Base Salary, as the same may be increased from time to time pursuant to Section 4.1 hereof, other than a reduction in base salary that applies to a similarly situated class of employees of the Company or its affiliates;
(e)    (i) The failure by the Company to pay or provide to Executive any material portion of his then current Base Salary or then current benefits hereunder (except pursuant to a compensation deferral elected by Executive), other than any such failure that results from a

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modification to any compensation arrangement or benefit plan that is generally applicable to similarly situated officers;
(f)    The Company’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 15 hereof; or
(g)    If Executive is reassigned to a position in which he no longer reports directly to the Board.
10.    Non-Competition.
10.1    During the Employment Term (so long as Executive remains employed by the Company or its affiliates) and for a period following the termination of the Employment equal to the Non-Compete Period (as defined below), he will not, directly or indirectly, engage in any activity, including development activity, whether as an employer, employee, consultant, director, investor, contractor, or otherwise, directly or indirectly, which is in competition with the online gaming, social/mobile casino style games; poker tournaments, or any other business activities in which Employee was engaged during the Employment Term and which are conducted by the Company or any of its parents, subsidiaries or affiliates in any location that the Company or an affiliate of the Company conducts significant business operations (the “Business”) (a) with respect to periods prior to the termination of the Employment, at any time during the Employment Term and (b) with respect to periods following the termination of the Employment, as set forth below. Notwithstanding anything herein to the contrary, this Section 10.1 shall not prevent Executive from acquiring securities representing not more than 1% of the outstanding voting securities of any entity the securities of which are traded on a national securities exchange or in the over the counter market of a company operating in the Business. Executive acknowledges that the restrictions described above are reasonable as to both time and geographic scope, as the Company competes for customers with all gaming establishments in these areas. For purposes of this Agreement, “Non-Compete Period” shall mean the following: (w) if the Executive has voluntarily terminated the Employment without Good Reason, the twelve (12) month period immediately following the separation of Executive’s employment; (x) if the Company delivers to Executive a Notice of Non-Renewal in accordance with Section 1, the twelve (12) month period immediately following the expiration of the Initial Term or the Employment Term, whichever may be applicable; (y) if the Company has terminated the Employment for Cause, six (6) months immediately following the separation of Executive’s employment, or (z) if Executive’s employment is terminated without Cause, or the Executive resigns with Good Reason, during the Separation Period set forth in Section 7.1(c)(ii).
10.2    If Executive breaches any of the covenants in Section 10.1, then the Company may terminate any of his or her rights under this Agreement, whereupon all of the Company’s obligations under this Agreement shall terminate without further obligation to him or her except for obligations that have been paid (except as otherwise provided in Section 10.6), accrued or are vested as of or prior to such termination date. In addition, the Company shall be entitled to seek to enforce any such covenants, including obtaining monetary damages, specific performance and injunctive relief. Executive’s options or equity awards will be treated in accordance with the terms of the applicable plans.

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10.3    During the Employment Term (so long as Executive remains employed by the Company or its affiliates) and for a period of eighteen (18) months following the termination of the Employment, Executive will not, directly or indirectly hire, induce, persuade or attempt to induce or persuade, any Salary Grade 10 (or equivalent) or higher employee of the Company or its subsidiaries or affiliates, to leave or abandon employment with the Company, its subsidiaries or affiliates, for any reason whatsoever (other than Executive’s personal secretary and/or assistants).
10.4    During the Employment Term (so long as Executive remains employed by the Company or its affiliates) and for a period of eighteen (18) months following the termination of the Employment, Executive will not communicate with employees, customers, or suppliers of the Company, or its subsidiaries or affiliates of the Company or any principals or employee thereof, or any person or organization in any manner whatsoever that is detrimental to the business interests of the Company, its subsidiaries or affiliates. Executive further agrees not to make statements to the press or general public with respect to the Company or its subsidiaries or affiliates that are detrimental to the Company, its subsidiaries, affiliates or employees without the express written prior authorization of the Company. Notwithstanding the foregoing, Executive shall not be prohibited at the expiration of the non-competition period from pursuing his or her own business interests that may conflict with the interests of the Company.
10.5    Each of Executive and the Company intends and agrees that if, in any action before any court, agency or arbitration tribunal legally empowered to enforce the covenants in this Section 10, any term, restriction, covenant or promise contained herein is found to be unreasonable and, accordingly, unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court, agency or arbitration tribunal.
10.6    Should any court, agency or arbitral tribunal legally empowered to enforce the covenants contained in this Section 10 find that Executive has breached the terms, restrictions, covenants or promises herein in any material respect (except to the extent it has been modified to make it enforceable): (a) the Company will not be obligated to continue to pay Executive the salary or benefits provided for under the separation provisions contained in the Agreement (including all required benefits under benefit plans), and (b) Executive will reimburse the Company any separation benefits received after the date of termination as well as any reasonable costs and attorney fees necessary to secure such repayments. For the avoidance of doubt, the Company shall be entitled to money damages and/or injunctive relief due to Executive’s breach of the terms, restrictions, covenants or promises contained in this Section 10 without regard to whether or not such breach is material, it being understood that the limiting effect of the phrase “in any material respect” in the immediately preceding sentence shall operate solely with respect to the remedies available pursuant to this Section 10.6.
10.7    This Section and all of its provisions will survive the termination of the Employment for any reason.
11.    Confidentiality.
11.1    Executive’s position with the Company will or has resulted in his or her exposure and access to confidential and proprietary information which he or she did not have access

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to prior to holding the position, which information is of great value to the Company and the disclosure of which by him or her, directly or indirectly, would be irreparably injurious and detrimental to the Company. During the Employment and without limitation thereafter, Executive agrees to use his or her best efforts and to observe the utmost diligence to guard and protect all confidential or proprietary information relating to the Company from disclosure to third parties. Executive shall not at any time during and after the termination of the Employment for any reason, make available, either directly or indirectly, to any competitor or potential competitor of the Company or any of its subsidiaries, or their affiliates, or divulge, disclose, communicate to any firm, corporation or other business entity in any manner whatsoever, any confidential or proprietary information covered or contemplated by this Agreement, unless expressly authorized to do so by the Company in writing. Notwithstanding the above, Executive may provide such Confidential Information if ordered by a federal or state court, arbitrator or any governmental authority, pursuant to subpoena, or as necessary to secure legal and financial counsel from third party professionals or to enforce his or her rights under this Agreement. In such cases, Executive will use his or her reasonable best efforts to notify the Company, at least five (5) business days prior to providing such information, including the nature of the information required to be provided.
11.2    For the purpose of this Agreement, “Confidential Information” shall mean all information of the Company, its subsidiaries and affiliates relating to, or useful in connection with, the business of the Company, its subsidiaries and affiliates, whether or not a “trade secret” within the meaning of applicable law, which is not generally known to the general public and which has been or is from time to time disclosed to, or developed by, Executive as a result of the Employment. Confidential Information includes, but is not limited to, the Company’s product development and marketing programs, data, future plans, formula, food and beverage procedures, recipes, finances, financial management systems, player identification systems (Total Rewards), pricing systems, client and customer lists, organizational charts, salary and benefit programs, training programs, computer software, business records, files, drawings, prints, prototyping models, letters, notes, notebooks, reports, and copies thereof, whether prepared by him, her or others, and any other information or documents which Executive is told or reasonably ought to know that the Company regards as confidential.
11.3    Executive agrees that upon termination of the Employment for any reason whatsoever, he or she shall promptly deliver to the Company all Confidential Information, including but not limited to documents, reports, correspondences, computer printouts, work papers, files, computer lists, telephone and address books, rolodex cards, computer tapes, disks, and any and all records in his or her possession (and all copies thereof) containing any such Confidential Information, and all items created in whole or in part by Executive within the scope of the Employment even if the items do not contain Confidential Information.
11.4    This Section and all of its provisions will survive termination of the Employment for any reason.
12.    Injunctive Relief. Executive acknowledges and agrees that the terms provided in Sections 10 and 11 are the minimum necessary to protect the Company, its affiliates and subsidiaries, and their successors and assigns, in the use and enjoyment of the Confidential Information and the

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good will of the business of the Company. Executive further agrees that damages cannot fully and adequately compensate the Company in the event of a breach or violation of the restrictive covenants set forth herein and that without limiting the right of the Company to pursue all other legal and equitable remedies available to it, the Company shall be entitled to seek injunctive relief, including but not limited to a temporary restraining order, preliminary injunction and permanent injunction, to prevent any such violations or any continuation of such violations for the protection of the Company. The granting of injunctive relief will not act as a waiver by the Company of its right to pursue any and all additional remedies.
13.    Post-Employment Cooperation. Executive agrees that upon termination of the Employment for any reason, Executive will cooperate in assuring an orderly transition of all matters being handled by him or her. Upon the Company providing reasonable notice to him or her, he or she will also appear as a witness at the Company’s request and/or assist the Company in any litigation, bankruptcy or similar matter in which the Company or any affiliate thereof is a party or otherwise involved. The Company will defray any reasonable out-of-pocket expenses incurred by Executive in connection with any such appearance.
14.    Release. Upon the termination of the Employment by Company without cause or by Executive for good reason, as set forth in Section 7.1 of this Agreement, and in consideration of and as a condition to the actual receipt of all compensation and benefits described in this Agreement (including without limitation the Separation Payment pursuant to this Agreement), except for claims arising from the covenants, agreements, and undertakings of the Company as set forth herein and except as prohibited by statutory language, Executive and the Company will enter into an agreement which forever and unconditionally waives and releases Caesars Entertainment Corporation, the Company, their respective subsidiaries and affiliates, and their respective officers, directors, agents, benefit plan trustees, and employees from any and all claims, whether known or unknown, and regardless of type, cause or nature, including but not limited to claims arising under all salary, vacation, insurance, bonus, stock, and all other benefit plans, and all state and federal anti-discrimination, civil rights and human rights laws, ordinances and statutes, concerning Executive’s employment with Caesars Entertainment Corporation, the Company, their respective subsidiaries and affiliates, the cessation of that employment and Executive’s service as a shareholder, employee, officer and director of the Company and its subsidiaries.
15.    Assumption of Agreement on Merger, Consolidation or Sale of Assets. In the event the Company agrees to (a) enter into any merger or consolidation with another company in which the Company is not the surviving company or (b) sell or dispose of all or substantially all of its assets, and the company which is to survive fails to make a written agreement with Executive to either: (1) assume the Company’s financial obligations to Executive under this Agreement or (2) make such other provision for Executive as is reasonably satisfactory to Executive, then Executive shall have the right to resign for Good Reason as defined under this Agreement.
16.    Assurances on Liquidation. The Company agrees that until the termination of the Employment as above provided, it will not voluntarily liquidate or dissolve without first making a full settlement or, at the discretion of Executive, a written agreement with Executive satisfactory

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to and approved by him or her in writing, in fulfillment of or in lieu of its obligations to him or her under this Agreement.
17.    Amendments; Entire Agreement. This Agreement may not be amended or modified orally, and no provision hereof may be waived, except in a writing signed by the parties hereto. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements and understandings, written and oral, between the parties with respect to the subject matter of this Agreement, including without limitation any prior Employment Agreement.
18.    Assignment.
18.1    Except as otherwise provided in Section 18.2, this Agreement cannot be assigned by either party hereto, except with the written consent of the other. Any assignment of this Agreement by either party shall not relieve such party of its or his or her obligations hereunder.
18.2    The Company may elect to perform any or all of its obligations under this Agreement through a subsidiary or affiliate, and if the Company so elects, Executive will be an employee of such subsidiary or affiliate. Notwithstanding any such election, the Company’s obligations to Executive under this Agreement will continue in full force and effect as obligations of the Company, and the Company shall retain primary liability for their performance.
19.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the personal representatives and successors in interest of the Company.
20.    Governing Law and Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the province of Quebec and the laws of Canada applicable therein. The parties agree that the Courts of the province of Quebec shall have exclusive jurisdiction with respect to all matters and disputes relating to the present Agreement, and the parties hereto irrevocably submit to such jurisdiction.
21.    Notices. Any notice to be given hereunder by either party to the other may be effected by personal delivery, in writing, or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses set forth in Section 22 below, but each party may change his, her or its address by written notice in accordance with this Section 21. Notices shall be deemed communicated as of the actual receipt or refusal of receipt.
22.    Language. The parties hereto acknowledge that they have requested and are satisfied that this Agreement and all related documents be drawn up in the English language. Les parties aux présentes reconnaissent avoir requis que la présente entente et les documents qui y sont relatifs soient rédigés en anglais.
Executive:      Mitch Garber
30 Sunnyside Westmount
Quebec H3Y1C2

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Company:	Caesars Interactive Entertainment, Inc. One Caesars Palace Drive Las Vegas, NV 89109 Attn: General Counsel
23.    Legal Advice. The Executive hereby agrees and recognizes that he/she has had sufficient opportunity to seek independent legal counsel before having signed the present Agreement.
24.    Construction. This Agreement is to be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.
25.    Severability. If any provision of this Agreement shall be determined by a court to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, shall remain in full force and effect, and shall be enforceable to the fullest extent permitted by applicable law.
26.    Withholding Taxes. Any payments or benefits to be made or provided to Executive pursuant to this Agreement shall be subject to any withholding tax (including social security contributions and federal income taxes) as shall be required by federal and provincial withholding tax laws.
27.    Counterparts. This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.
[Signature Page Follows]

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IN WITNESS WHEREOF, Executive has hereunto set his or her hand and the Company has caused this Agreement to be executed in its name and on its behalf and its corporate seal to be hereunto affixed and attested by its corporate officers thereunto duly authorized.

/s/ Mitch Garber
Executive
Caesars Interactive Entertainment, Inc.
By: /s/Gary W. Loveman
Name: Gary W. Loveman
Its: ___Chairman of the Board_______________

ACKNOWLEDGEMENT

The undersigned Executive hereby acknowledges that he/she understands and agrees to the terms set out in this Employment Agreement.
__/s/ Mitch Garber_________________
Signature
____Mitch Garber_________________
Printed Name
Date: ___October 18/12____________

Exhibit A

•	Medical Insurance (including health, dental and vision)

•	Life/Accident Insurance

•	Accrued benefits under retirement plan

•	D&O Insurance

•	Financial Counseling (in accordance with Company policy, maximum benefit is funds allocated as of Separation Date – no new funds)

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